Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE TO

(Rule 14d-100)

LOGICBIO THERAPEUTICS, INC.

(Name of Subject Company (Issuer))
CAMELOT MERGER SUB, INC.
(Offeror)

a wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.

(Parent of Offeror)

Table 1 - Transaction Value

	Transaction Valuation*	Fee rate	Amount of Filing Fees**
Fees to Be Paid	$71,649,715.23	0.00011020	$7,895.80
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation*	$71,649,715.23
Total Fees Due for Filing			$7,895.80
Total Fees Previously Paid			$0.00
Total Fee Offsets			0.00
Net Fee Due			$7,895.80

*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 32,962,733 outstanding shares of common stock, par value $0.0001 per share, of LogicBio Therapeutics, Inc. (the “Company” and such shares, the “Shares”) multiplied by the offer price of $2.07 (the “Offer Price”) and (ii) 2,475,984 Shares issuable pursuant to outstanding options with an exercise price of $0.69 (the “Exercise Price”), multiplied by the Offer Price minus the Exercise Price. The calculation of the filing fee is based on information provided by the Company as of October 11, 2022.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023 beginning on October 1, 2022, issued August 25, 2022, by multiplying the transaction value by 0.00011020.